Exhibit 99.3

Letter to Brokers and Dealers with respect to

Prospectus/Offer to Purchase

All Outstanding Shares of Common Stock

of

Diedrich Coffee, Inc.

made by

Marty Acquisition Sub, Inc.

a wholly owned subsidiary of

Peet’s Coffee & Tea, Inc.

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON DECEMBER 15, 2009, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

To Brokers, Dealers, Banks,	November 17, 2009

Trust Companies and other Nominees:

We have been engaged by Marty Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Peet’s Coffee & Tea, Inc., a Washington corporation (“Peet’s”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase each outstanding share of common stock, par value $0.01 (the “Shares”) of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), for consideration consisting of $17.33 in cash, without interest, and a fraction of a share of Peet’s common stock, no par value, having a value equal to $8.67 based on a formula described in the Prospectus/Offer to Purchase referenced below, provided that in no event will such fraction exceed 0.315 of a share of Peet’s common stock, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Purchase dated November 17, 2009 (the “ Prospectus/Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Continental Stock Transfer & Trust Company (the “Depositary”) prior to the Expiration Time (as defined below) of the Offer must tender their Shares according to the guaranteed delivery procedure set forth under the caption “Procedures for Tendering Shares of Diedrich Common Stock in the Offer—Guaranteed Delivery” of the Prospectus/Offer to Purchase.

Enclosed herewith are copies of the following documents:

1.	The Prospectus/Offer to Purchase dated November 17, 2009;

2.	The Letter of Transmittal to be used by stockholders of Diedrich to tender Shares in the Offer (manually signed photocopies of the Letter of Transmittal may also be used to tender Shares);

3.	A letter to stockholders of Diedrich from the Chief Financial Officer of Diedrich accompanied by Diedrich’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Diedrich, which includes the unanimous recommendation of Diedrich’s board of directors that Diedrich stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Notice of Guaranteed Delivery to be used to accept the Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6.	Instructions for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	Return envelope addressed to Continental Stock Transfer & Trust Company as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern time, on December 15, 2009 (the “Expiration Time”), unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Time (as it may be extended) Shares that, together with any shares of Diedrich common stock then owned by Peet’s or the Purchaser, or by any other subsidiaries of Peet’s, immediately prior to the acceptance for exchange of Shares pursuant to the Offer, represent more than 50% of the sum of the aggregate number of Shares then outstanding, plus, at the election of Peet’s, an additional number of shares up to (but not exceeding) the aggregate number of shares of Diedrich common stock issuable upon the exercise of all Diedrich stock options, Diedrich warrants and other rights to acquire Diedrich common stock that are outstanding immediately prior to the acceptance of Shares for exchange pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the completion of the Merger (the foregoing condition is referred to as the “minimum condition” in the Prospectus/Offer to Purchase). The Offer is also subject to other conditions described under the caption “The Offer—Conditions to the Offer” of the Prospectus/Offer to Purchase.

The offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 2, 2009, as amended, by and among Peet’s, the Purchaser and Diedrich (the “Merger Agreement”). Following the purchase by the Purchaser of shares of Diedrich common stock in the offer and the satisfaction or waiver of each of the applicable merger conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Diedrich (the “Merger”), with Diedrich surviving the Merger as a wholly-owned subsidiary of Peet’s. As a result of the Merger, each then-outstanding share of Diedrich common stock (other than shares owned by Peet’s, the Purchaser or Diedrich or any wholly-owned subsidiary of Peet’s or Diedrich, or held in Diedrich’s treasury, or owned by any stockholder of Diedrich who properly exercises appraisal rights under Delaware law) will be converted into the right to receive a combination of $17.33 in cash, without interest, and the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer (subject to adjustment for stock splits, stock dividends and similar events).

The board of directors of Diedrich has, by the unanimous vote of all of the Diedrich directors, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of Diedrich, (2) adopted and approved the Merger Agreement and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the requirements of Delaware law, (3) declared that the Merger Agreement is advisable, (4) resolved to recommend that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement. Accordingly, the board of directors of Diedrich unanimously recommends that the stockholders of Diedrich accept the Offer and tender their Shares pursuant to the offer, and, to the extent necessary, vote to adopt the Merger Agreement, and (5) adopted a resolution rendering the limitations on business combinations contained in section 203 of the Delaware General Corporation Law inapplicable to the Offer, the Merger, the Merger Agreement and any of the other actions and the transactions contemplated by the Merger Agreement.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time, the

Purchaser will accept for exchange, and promptly deliver consideration for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Time. To validly tender Shares in the Offer (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Time, (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an agent’s message (as defined in the Prospectus/Offer to Purchase) and any other required documents, must be received by the Depositary prior to the Expiration Time of the Offer, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Purchase and a book-entry confirmation (as defined in the Prospectus/Offer to Purchase), must be received by the Depositary prior to the Expiration Time or (3) the tendering stockholder must comply with the guaranteed delivery procedures described in the Prospectus/Offer to Purchase prior to the Expiration Time.

Neither the Purchaser nor Peet’s will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. the Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions regarding the Offer and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number listed on the back cover of the Prospectus/Offer to Purchase.

Very truly yours,

Laurel Hill Advisory Group, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PEET’S, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE PROSPECTUS/OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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